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                      PRELIMINARY -- SUBJECT TO COMPLETION

                                                                  EXHIBIT (a)(5)

                        ADDENDUM FOR EMPLOYEES IN CANADA

SECURITIES INFORMATION

     Any New Options or Supplemental Options which may be granted to you may be conditional on obtaining necessary securities regulatory approvals or exemptions from the applicable securities regulatory authorities. Although we do not anticipate any difficulty in obtaining necessary approvals or exemptions, it is possible that these options will not be granted until such time as these approvals or exemptions are obtained and will be subject to any conditions imposed by the securities regulatory authorities.

TAX INFORMATION

     This addendum does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. Generally, the grant of New Options and/or Supplemental Options should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to Eligible Options and Required Options which you tender for exchange and cancellation in accordance with the terms of the Offer. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of Eligible Options and Required Options and the grant of New Options, the value of the New Options (and possibly the value of the Supplemental Options) would be required to be included in your income. Additionally, on the subsequent exercise of the New Options (and possibly upon the exercise of the Supplemental Options) and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the New Options (and possibly the Supplemental Options) for the purpose of calculating tax on the option "spread" and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the New Options (and possibly the Supplemental Options) for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.